EXHIBIT 23.1

                           CONSENT OF BDO SEIDMAN, LLP



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-110191) pertaining to the 2002 Stock Option and Stock Appreciation Rights Plan of Infocrossing, Inc. and its subsidiaries, Registration Statement on Form S-8 (No. 333-46720) pertaining to the Amended and Restated 1992 Stock Option and Stock Appreciation Rights Plan of Infocrossing, Inc. and Registration Statements on Form S-3 (No. 333-45663, Form S-3 No. 33-94040 and Form S-3 No. 333-110173) of our report dated January 21, 2004, except for note 7, as to which the date is March 4, 2004, with respect to the audited financial statements of ITO Acquisition Corporation included in the Current Report on Form 8-K/A for the acquisition of ITO Acquisition Corp by Infocrossing, Inc. on April 2, 2004.

/s/ BDO SEIDMAN, LLP

Costa Mesa, California
June 10, 2004